UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2006

TRAMMELL CROW COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-13531	75-2721454
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

2001 Ross Avenue
Suite 3400
Dallas, Texas	75201
(Address of principal	(Zip code)
executive offices)

Registrant’s telephone number, including area code:  (214) 863-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event

On October 30, 2006, Trammell Crow Company (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, CB Richard Ellis Group, Inc. (“CBRE”), and A-2 Acquisition Corp., a wholly owned subsidiary of CBRE (“Merger Sub”), whereby, subject to the terms and the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”).  The Company anticipates that the Merger will be completed on or about December 20, 2006, subject to obtaining the required approval of the Company’s stockholders and the satisfaction of other closing conditions specified in the Merger Agreement.  In connection with the proposed Merger, CBRE obtained a commitment (the “Commitment”) from Credit Suisse (“CS”) to provide CBRE with debt financing to fund CBRE’s payment obligations with respect to the Merger and the transactions contemplated by the Merger Agreement.  On November 30, 2006, in accordance with the provisions of the Commitment, CS and Credit Suisse Securities (USA) LLC (“CS Securities”) appointed Bank of America, N.A. (“BofA”), as joint bookrunner and joint lead arranger with CS Securities and assigned $550,000,000, or 25%, of CS’s Commitment with respect to two senior secured term loan facilities to BofA (the “Assignment”).  CS did not assign any portion of its Commitment with respect to the senior secured revolving credit facility portion of the Commitment.  As a result of the Assignment, BofA has fully assumed the funding obligations of the Lenders for the portion of the Commitment assigned under the Assignment and CS has been fully relieved of such funding obligations.  BofA’s portion of the Commitment remains subject to the conditions set forth in the Commitment Letter, dated October 30, 2006, by and among CBRE, CS and CS Securities, and to the payment of applicable fees and expenses.  CBRE has consented to the Assignment.  The closing of the transactions contemplated by the Merger Agreement is not conditioned on CBRE obtaining financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAMMELL CROW COMPANY

Date: December 5, 2006	By:	/s/ J. Christopher Kirk
J. Christopher Kirk
Executive Vice President,
General Counsel and Secretary